EXHIBIT 16.1

April 17, 2012

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of the Current Report on form 8-K dated April 17, 2012 of China Yida Holding, Inc. (the “Registrant”) and are in agreement with the statements contained in the section “Dismissal of Previous Independent Registered Public Accounting Firm” therein. We have no basis to agree or disagree with other statements of the Registrant contained therein.

Very truly yours,

/s/  Friedman LLP
Friedman LLP

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